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                                  Schedule 13D
                                    EXHIBIT A


Research Industries Incorporated
123 North Pitt Street
Alexandria,  Virginia  22314

Dr. Arch C. Scurlock
123 North Pitt Street
Alexandria, Virginia 22314

     On October 11, 2002, Research Industries Incorporated sold 20,000 shares of the common stock of TransTechnology Corporation, bringing its total beneficial ownership as of that date to 244,600 shares or 4.7 percent of such shares then outstanding. As a result of this event, Research Industries Incorporated is required to file an amended Schedule 13 D under the Securities Exchange Act of 1934 with respect thereto. A further sale on October 14 brought its total beneficial ownership to 293,900 or 4.7 percent of diluted shares on June 30, 2002. This amendment to Schedule 13D is the last amendment to be filed as ownership is now below 5.0 percent, the minimum threshold for Schedule 13D filing. Dr. Arch C. Scurlock owns 94 percent of the issued and outstanding stock of Research Industries Incorporated and therefore may be deemed to be the indirect beneficial owner of such shares and also required to file such a schedule.

     The parties hereto desire to file a joint statement with respect thereto in accordance with the terms of 13d(f) (1) under the Act. The purpose of this instrument is to acknowledge the agreement of the undersigned parties that the
Schedule 13D (Amendment No. 10) to which this statement is appended as Exhibit A is filed on behalf of each of them.

                        RESEARCH INDUSTRIES INCORPORATED


Dated:  October 14, 2002            By: /S/ ARCH C. SCURLOCK, PRESIDENT
                                        ------------------------------------
                                        Arch C. Scurlock, President



Dated:  October 14, 2002            By: /S/ ARCH C. SCURLOCK
                                        ------------------------------------
                                        Arch C. Scurlock